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                                                                    EXHIBIT 3(a)

                            CERTIFICATE OF FORMATION

                                       OF

                                JII HOLDINGS, LLC

         The undersigned, for the purpose of forming a Limited Liability Company under the Delaware Limited Liability Company Act, as amended (the "Act"), does hereby file the following Certificate of Formation:



                                   ARTICLE ONE

         The name of the Limited Liability Company shall be: JII Holdings, LLC (the "Company").

                                   ARTICLE TWO

         The address of the Company's initial registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Company's initial registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THREE

         The Company shall be managed by a Management Committee, the members of which shall be appointed pursuant to the terms of the Operating Agreement of the Company, as amended from time to time.





         IN WITNESS WHEREOF, this Certificate of Formation has been signed this 26th day of January, 2004.



                                        /s/ Mitchell Albert
                                        ----------------------------------------
                                        Mitchell E. Albert, Organizer